FORM 4
                                             _________________________________
[ ]Check this box if no longer subject       |         OMB APPROVAL           |
   to Section 16.  Form 4 or Form 5          _________________________________
   obligations may continue.  See            | OMB Number:       3235-0287    |
   Instruction 1(b).                         | Expires:   September 30, 1998  |
                                             | Estimated average burden       |
                                             | hours per response........0.5  |
                                             _________________________________

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responsdes)
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1.  Name and Address of Reporting Person*

     Leason, Hayden
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(Last)                   (First)                  (Middle)

     541 Kenosha Avenue
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                         (Street)

     Walworth, WI  53187
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(City)                   (State)                  (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

     Advanced Photonix, Inc.
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

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4.  Statement for Month/Year

     January 2000
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)
    [x] Director                   [x] 10% Owner
    [x] Officer (give title below) [ ] Other (specify below)

    Chairman
    --------
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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [x] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                      5. Amount of       6. Owner-    7. Nature
                                                                                         Securities         ship         of In-
                         2. Trans-      3. Trans-       4. Securities Acquired (A)       Beneficially       Form:        direct
                            action         action          or Disposed of (D)            Owned at           Direct       Bene-
                            Date           Code            (Instr. 3, 4, and 5)          End of             (D) or       ficial
1.  Title of Security       (Month/     (Instr. 8)      --------------------------       Month              Indirect     Owner-
     (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.            (I)          ship
                             Year)      Code    V                 (D)                    3 and 4)           (Instr.4)    (Instr.4)
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

Class A Common Stock     1/10/2000      S               505,000   S          3.75     0                  D
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Class A Common Stock     1/11/2000      S               500,000   S          4.25     0                  D
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Class A Common Stock     1/12/2000      S               374,000   S          4.65     0                  D
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Class A Common Stock     1/13/2000      S               226,000   S          5.25     0                  D
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Class A Common Stock     1/14/2000      S               196,500   S          6.50     0                  D
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Class A Common Stock     1/18/2000      S               498,000   S          5.50     0                  D
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Class A Common Stock     1/19/2000      S                17,000   S          5.00     0                  D
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Class A Common Stock     1/24/2000      S                87,600   S          7.62     0                  D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one person, see Instruction 4 (b)(v).

                           TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g. puts, calls, warrants, options, convertible securities)
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   1.          2.       3.          4.         5.            6.               7.            8.        9.           10      11.
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                                                                          Title and                            Ownership
                                            Number of    Date Exer-       Amount of                            Form
                                            Derivative   cisable and      Underlying               Number of   of De-     Na-
                                            Securities   Expiration       Securities      Price    Derivative  rivative   ture
            Conver-               Trans-    Acquired (A) Date (Month/     (Instr. 3       of       Securities  Secu-      of In-
            sion or   Trans-      action    or Disposed   Day/Year           and 4)       Deriv-   Benefi-     rity:      direct
            Exercise  action      Code      of (D)       -------------   --------------   ative    cially      Direct     Bene-
Title of    Price of  Date        (Instr.   (Instr. 3,   Date                   Amount    Secur-   Owned at    (D) or     ficial
Derivative  Deriv-    (Month/     8)        4, and 5)    Exer-  Expir-          or Num-   ity      End of      Indi-      Own-
Security    ative     Day/       --------   ---------     cis-   ation           ber of    (Instr.  Month       rect (I)  ership
(Instr. 3)  Security  Year)      Code   V   (A)   (D)     able   Date     Title  Shares    5)       (Instr.4)  (Instr.4)  (Instr.4)
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
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
Explanation of Responses:

I have agreed to forfeit $709,170.55 in short swing profits associated with my November 3, 1999 purchase of 100,000 shares of Class A Common Stock to the Company. The forfeiture took into account the highest individual sale transactions.


/s/ Hayden Leason                                        2/10/2000
-------------------                                    ------------
**Signature of Reporting Person                           Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information  contained
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